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                     February 26, 2021

       Robert M. McNutt
       Chief Financial Officer
       Lamb Weston Holdings, Inc.
       599 S. Rivershore Lane
       Eagle, Idaho 83616

                                                        Re: Lamb Weston
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended May 31, 2020
                                                            Form 10-Q for the
Fiscal Quarter Ended November 29, 2020
                                                            Form 8-K furnished
January 7, 2021
                                                            File No. 001-37830

       Dear Mr. McNutt:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing